Exhibit 10.1

Addendum No. 2

December 05, 2021

The Exclusive Sublicense Agreement in the PRC Territory (the “Agreement”) was entered into by and among Razor Genomics, Inc. (“Razor”), Oncocyte Corporation (“Oncocyte”), Encore Clinical, Inc. and Burning Rock Biotech Limited (“Burning Rock”), on December 14, 2020, and an addendum (“Addendum No.1”) was executed on June 30, 2021 to provide clarification of Section 4.1.3 of the Agreement. Oncocyte, Razor and Burning Rock hereby enter into this valid and binding addendum to the Agreement (“Addendum No. 2”) for the limited purpose of amending Section 4.1.3 of the Agreement (as amended by Addendum No.1), Section 6.1.1 of the Agreement and Exhibit D of the Agreement. The Agreement shall remain unchanged in all other regards. Capitalized terms used but not defined in this Addendum No. 2 will have the meaning(s) ascribed thereto in the Agreement.

Section 4.1.3 of the Agreement (as amended by Addendum No.1) shall be replaced in its entirety as follows, which shall be made part of the Agreement:

4.1.3 Subject to Burning Rock’s satisfaction with Razor and/or Oncocyte having completed the technology installation as set forth in Exhibit D (“Technology Installation Plan”) required to launch the Licensed Test in the PRC Territory, Three Million United States Dollars (US$3,000,000) will be released in the following manner:

(a)	Two Million United States Dollars (US$2,000,000) will be released seven (7) days after signing of this Addendum No. 2; and
(b)	One Million United States Dollars (US$1,000,000) will be released seven (7) days after Burning Rock confirms in writing that Razor and/or Oncocyte has satisfactorily completed the remaining technology installation as set forth in Table A1 of Exhibit D (“Remaining Technology Installation Plan”);

provided, however, that if the Remaining Technology Installation Plan cannot be completed to Burning Rock’s satisfaction on or before April 30, 2022, the remaining Escrow Funds shall be released to Burning Rock immediately.

Section 6.1.1 of the Agreement shall be replaced in its entirety as follows, which shall be made part of the Agreement:

6.1.1 April 30, 2022 at 11:59:59 pm California time in the United States of America, unless Four Million United States Dollars (US $4,000,000) has been released to Oncocyte;

The following Table A1 shall be incorporated into Exhibit D immediately after the paragraph which reads “In case changes to the specified plan/validation protocol are necessary……, due to the current pandemic situation.” and before the heading “3. Gap analysis – Infrastructure”:

Table A1: The Remaining Technology Installation Plan

Task	Due Date	Responsibility
Provision of the detailed user guides on how to perform experiments and to build a baseline using RxB software and reference materials	January 31, 2022	Oncocyte
Provision of three (3) sets of reference materials and 6000 reactions of the core reagents (Lot103)	January 31, 2022	Oncocyte

* * *

IN WITNESS WHEREOF, Oncocyte, Razor and Burning Rock have duly executed this legally binding Addendum No. 2 to the Agreement, by their respective duly authorized signatories, as of the date first written above.

Oncocyte Corporation

/s/ Mitch Levine
(Duly authorized signatory)
Name: Mitch Levine
Title: CFO

Burning Rock Biotech Limited

/s/ Leo Li
(Duly authorized signatory)
Name: Leo Li
Title: CFO